News Release
For more information, contact:
Dave Conley
Corporate Communications
AquaBounty Technologies, Inc.
+1 613 294 3078
AquaBounty Technologies, Inc. Announces Results for the
Quarter and Six Months Ended June 30, 2019
MAYNARD, MA., August 6, 2019 (GLOBE NEWSWIRE) - AquaBounty Technologies, Inc. (NASDAQ: AQB) (“AquaBounty” or the “Company”), a land-based aquaculture company utilizing technology to enhance productivity and sustainability, announces the Company’s financial results for the second quarter and six months ended June 30, 2019.
Financial and Operational Summary:

•	Stocked the Company’s Indiana and Rollo Bay farm sites with AquAdvantage Salmon eggs to commence grow-out and proceed toward commercialization;

•	completed a second public offering of common shares, raising net funds of $5.8 million;

•	with commercial facilities now employed, completed the close-down of the Company’s demonstration farm in Panama;

•
net loss for the six-month period ended June 30, 2019, increased to $6.8 million from $5.2 million in the corresponding period of the previous year, and net loss for the three-month period ended June 30, 2019, increased to $4.0 million from $2.8 million in the corresponding period of the previous year, due to increases in headcount and associated ramp-up costs at the Company’s grow-out farm in Indiana, stock compensation charges, and legal fees in support of the U.S. Food and Drug Administration’s (FDA) defense of their approval of AquAdvantage Salmon; and

•	cash at June 30, 2019, was $10.4 million (December 31, 2018: $3.0 million).
Sylvia Wulf, Chief Executive Officer of AquaBounty, stated: “This past quarter was an historic one for AquaBounty, as the FDA’s lifting of the Import Alert on AquAdvantage Salmon allowed us to stock our eggs at our Indiana farm site and, for the first time ever, grow our fish in the United States. We also stocked our new farm in Rollo Bay on Prince Edward Island and completed a second equity fundraise to continue to improve our balance sheet.
“I am also pleased to welcome David Melbourne, Jr. to AquaBounty in his new role as Chief Commercial Officer and I would like to announce the appointment of Dr. Mark Walton to the position of Vice President of Research and Regulatory Affairs following the retirement of Dr. Ronald Stotish. With these changes, we continue to build and strengthen our senior management team as we move forward to execute our commercial plan.”
About AquaBounty Technologies:
AquaBounty is a leader in the field of land-based aquaculture and the use of technology for improving its productivity and sustainability. The Company’s objective is to ensure the availability of high-quality seafood to meet global consumer demand, while addressing critical production constraints in the most popular farmed species. For more information about AquaBounty, visit www.aquabounty.com.
Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact contained in this press release are forward-looking statements, including statements regarding the potential for grow-out of our fish at our Indiana and Rollo Bay facilities, the commercialization of our products, and the execution of our commercial plan. Forward-looking statements may be identified with words such as “will,” “may,” “expect,” “plan,” “anticipate,” “upcoming,” “believe,” “estimate,” or similar terminology, and the negative of these terms. Forward-looking statements are not promises or guarantees of future performance and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements. For additional information regarding these and other risks faced by us, please refer to our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.aquabounty.com and on the SEC’s website at www.sec.gov.

AquaBounty Technologies, Inc.
Consolidated Balance Sheets
(unaudited)

	As of
	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$10,400,795	$2,990,196
Certificate of deposit	12,866	12,361
Other receivables	109,896	115,982
Inventory	210,345	76,109
Prepaid expenses and other current assets	555,946	315,969
Total current assets	11,289,848	3,510,617

Property, plant and equipment, net	24,621,309	23,716,768
Right of use assets, net	426,735	—
Definite-lived intangible assets, net	164,440	171,292
Indefinite-lived intangible assets	191,800	191,800
Other assets	80,583	80,583
Total assets	$36,774,715	$27,671,060

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$1,977,030	$824,900
Other current liabilities	68,432	20,423
Current debt	139,274	71,613
Total current liabilities	2,184,736	916,936

Long-term lease obligations	384,507	—
Long-term debt	4,487,004	3,519,821
Total liabilities	7,056,247	4,436,757

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized;
21,598,555 (2018: 15,098,837) shares outstanding	21,598	15,099
Additional paid-in capital	155,803,946	142,707,957
Accumulated other comprehensive loss	(401,846)	(574,186)
Accumulated deficit	(125,705,230)	(118,914,567)
Total stockholders’ equity	29,718,468	23,234,303

Total liabilities and stockholders’ equity	$36,774,715	$27,671,060

AquaBounty Technologies, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Revenues
Product revenues	$42,486	$47,898	$140,371	$66,995

Costs and expenses
Product costs	38,992	47,287	120,605	63,519
Sales and marketing	103,390	76,381	175,381	158,028
Research and development	813,449	880,822	1,476,930	1,858,639
General and administrative	3,106,374	1,827,991	5,142,868	3,214,864
Total costs and expenses	4,062,205	2,832,481	6,915,784	5,295,050

Operating loss	(4,019,719)	(2,784,583)	(6,775,413)	(5,228,055)

Other income (expense)
Gain on disposal of equipment	8,548	10,585	8,548	11,745
Interest expense	(14,212)	(5,283)	(27,550)	(10,685)
Other income (expense), net	(1,348)	(1,868)	3,752	(3,941)
Total other income (expense)	(7,012)	3,434	(15,250)	(2,881)

Net loss	$(4,026,731)	$(2,781,149)	$(6,790,663)	$(5,230,936)

Other comprehensive income (loss):
Foreign currency translation income (loss)	84,788	(85,811)	172,340	(197,929)
Total other comprehensive income (loss)	84,788	(85,811)	172,340	(197,929)

Comprehensive loss	$(3,941,943)	$(2,866,960)	$(6,618,323)	$(5,428,865)

Basic and diluted net loss per share	$(0.19)	$(0.22)	$(0.37)	$(0.42)
Weighted average number of common shares -
basic and diluted	21,313,055	12,787,761	18,515,907	12,366,657

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